Exhibit 5.1

Our ref: 134211.0004

21 September 2011

ChipMOS TECHNOLOGIES (Bermuda) LTD.

NO. 1, R&D Road 1

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Dear Sirs,

Re:	ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”)

1.	We have been asked to provide this legal opinion with regard to the laws of Bermuda in connection with the Company’s Share Option Plan 2011 (the “Plan”) and the registration of 1,000,000 common shares of par value US$0.04 each of the Company (the “Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

2.	For the purposes of this opinion, we have examined and relied upon the following:-

(a)	a copy of the final form of the registration statement on Form S-8 under the Securities Act of the Company (the “Registration Statement”) as furnished to us on 21 September 2011;

(b)	a copy of the Plan referred to as Exhibit 4.3 and contained in the Registration Statement;

(c)	copies of the Certificate of Incorporation, the Memorandum of Association and Bye-Laws of the Company (adopted on 12 January 2001 and amended up to 29 August 2008) (collectively referred to as the “Constitutional Documents”);

(d)	a copy of the Register of Directors and Officers in respect of the Company;

(e)	a copy of the Director’s Certificate of the Company dated 21 September 2011 (the “Certificate”) confirming certain matters of fact and opinion;

(f)	a copy of the minutes of the meeting of the Board of Directors of the Company held on 26 August 2011 (the “Resolutions”);

(g)	the entries and filings shown in respect of the Company on the file of the Company maintained at the offices of the Registrar of Companies of Bermuda (the “Company Search”); and

(h)	the entries and filings shown in respect of the Company in the Supreme Court Causes Book and Register of Judgements maintained at the Registry of the Supreme Court of Bermuda (the “Litigation Search”).

The searches referred to in paragraphs 2(g) and (h) were conducted on 16 September 2011 and completed at 12:00 p.m., Bermuda time.

3.	This opinion is confined to and given on the basis of the laws of Bermuda as at the date hereof. We have not made any investigation of, and express no opinion as to, the laws of any jurisdiction other than Bermuda, and we have assumed that no other such laws will affect the opinions stated herein.

4.	We have assumed:-

(a)	the capacity, power and authority of all parties other than the Company to enter into and to perform their respective obligations under the documents;

(b)	the conformity to original documents of all documents produced to us as copies and the authenticity, accuracy and completeness of all original documents, which or copies of which have been submitted to us;

(c)	the genuineness of all signatures, seals and chops (if any) on the Registration Statement and all other documents which we have examined;

(d)	the accuracy and completeness of all factual representations, warranties or statements of fact or law, other than as to the laws of Bermuda made in any of the documents examined by us, and that any factual statements made in the Registration Statement are true accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(f)	that there have been no amendments to the Constitutional Documents as referred to above;

(g)	that the Resolutions are a full and accurate record of resolutions duly executed by the directors of the Company and that the Resolutions have not been amended or rescinded and are in full force and effect and that there is no matter affecting the authority of the directors of the Company to enter into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h)	that none of the parties as described in the Plan (including but not limited to the directors, officers, employees and consultants of the Company) maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(i)	that the information disclosed by our searches has not been materially altered and that the searches did not fail to disclose any information material for the purposes of this opinion which had been lodged for filing or registration or should have been delivered for filing or registration, but was not disclosed or did not appear on the public file or register at the time of the searches;

(j)	that each of the Plan, the Registration Statement and such other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(k)	that none of the Directors of the Company, when the Board of Directors of the Company passed the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(l)	that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Registration Statement and/or the Plan that has arisen since 26 August 2011 which would affect the opinions expressed herein;

(m)	that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

(n)	that there are no charges registered or unregistered against the assets of the Company or against the securities of the Company or other form of impediment which might prevent/affect the giving and honouring of the Plan;

(o)	that the final form of the Plan and the Registration Statement which we have examined for the purposes of this opinion does not differ in any material respect from the draft approved by the Board of Directors; and

(p)	that in connection with the transactions contemplated by the Plan none of the parties will act in violation of any United Nations sanction extended by statutory instrument to Bermuda.

5.	Based on the foregoing and subject to the reservations set out below and subject to any matter not disclosed to us, we are of the opinion that:-

(a)	The Company is an exempted company, duly incorporated and validly existing under the laws of Bermuda.

(b)	The Shares have been duly authorized, and when issued, delivered and paid for in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

6.	Our reservations are as follows:-

(a)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that no holder of such shares shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no holder of such shares shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he/she/it became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(b)	We have relied upon statements and representations made to us in the Certificate provided to us by a director of the Company for the purposes of this opinion. We have relied on the Certificate as to all representation of fact set out therein. We have made no independent verification of the matters referred to in the Certificate and have no knowledge of any fact to the contrary, and we qualify our opinion to the extent that the statements or representations made in the Certificate are not accurate in any respect.

(c)	In order to issue this opinion we have carried out the Company Search as referred to above and have not enquired as to whether there has been any change since the date of such search.

(d)	In order to issue this opinion we have carried out the Litigation Search as referred to above and have not enquired as to whether there has been any change since the date of such search.

(e)	The searches referred to in paragraphs 2(g) and (h) are not conclusive and do not reveal:

(i)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(ii)	whether arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(iii)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

We consent to the use of this opinion in, and the filing thereof as an exhibit to, the abovementioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours faithfully,

/s/ Appleby

Appleby